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Exhibit 10.37

Assignment Agreement
Between
DISH Orbital II L.L.C.
and
EchoStar Corporation

        This Assignment Agreement (this "Agreement") is entered into as of December 21, 2009, by and between DISH Orbital II L.L.C. ("DISH"), a Colorado limited liability company, and EchoStar Corporation ("SATS"), a Nevada corporation.

        WHEREAS, the parties desire to enter into an agreement to assign certain of SATS' rights under that certain Launch Service Contract between ILS International Launch Services, Inc. and SATS dated February 9, 2007 (the "Launch Service Contract");

        NOW THEREFORE, in consideration of the mutual promises, covenants, agreements and undertakings contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, DISH and SATS hereby agree, intending to be legally bound, as follows:

1.
Capitalized Terms.    Capitalized terms used herein, but not otherwise defined, shall have the meaning ascribed to them in the Launch Service Contract.

2.
Assignment.    Pursuant to Article 29 of the Launch Service Contract, SATS hereby assigns to DISH, and DISH hereby accepts, all of SATS' rights and obligations under the Launch Service Contract that logically would be expected to relate to Launch Service Number 1.

3.
Payment.    SATS shall pay DISH an amount equal to $102,912,500 for the assignment contained in Section 2 above.

4.
Further Assurances.    DISH and SATS agree to execute or cause to be executed by the appropriate parties and deliver, as appropriate, such other agreements, instruments and other documents as may be necessary or desirable in order to effect the purposes of this Agreement as provided for in Section 4.2 of that certain Separation Agreement by and between DISH and SATS dated December 31, 2007 (the "Separation Agreement").

5.
Dispute Resolution.    Any dispute arising under this agreement shall be settled in accordance with the provisions of Article VIII of the Separation Agreement.

6.
Governing Law.    This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws rules thereof to the extent such rules would require the application of the law of another jurisdiction.

7.
Entire Agreement.    This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes all previous agreements, negotiations, discussions, understandings, writings, commitments and conversations between the parties hereto with respect to such subject matter. No agreements or understandings exist between the parties hereto other than those set forth or referred to herein or therein.

8.
Severability.    If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any party hereto or thereto. Upon such determination, the parties hereto shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties hereto.

9.
Waiver.

          (a)   Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or the parties hereto entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any party hereto, it is in writing signed by an authorized representative of such party.

          (b)   Waiver by any party hereto of any default by the other party hereto of any provision of this Agreement shall not be construed to be a waiver by the waiving party of any subsequent or other default, nor shall it in any way affect the validity of this Agreement or any party hereof or prejudice the rights of the other party thereafter to enforce each and ever such provision. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

10.
Specific Performance.    The parties hereto agree that the remedy at law for any breach of this Agreement may be inadequate, and that, as between DISH and SATS, any party hereto by whom this Agreement is enforceable shall be entitled to specific performance in addition to any other appropriate relief or remedy. Such party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement as between DISH and SATS, or prevent any violation hereof, and, to the extent permitted by Applicable Law, as between DISH and SATS, each party hereto waives any objection to the imposition of such relief.

11.
Amendments.    No provisions of this Agreement shall be deemed amended, modified or supplemented by any party hereto, unless such amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom it is sought to enforce such amendment, supplement or modification.

12.
Notices.    All notices or other communications required or permitted to be given hereunder shall be in writing, shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or facsimile (upon receipt of confirmation), or if mailed, one day after mailing, as follows:

If to DISH:	9601 S. Meridian Blvd. Englewood, CO 80112 Attention: General Counsel Fax: (303) 723-1699
If to SATS:	100 Inverness Terrace East Englewood, CO 80112 Attention: General Counsel Fax: (303) 723-1699
13.
Headings; Construction.    The captions of sections and subsections in this Agreement are provided for convenience only and shall not be considered in resolving questions of interpretation or construction of this Agreement. DISH and SATS hereby acknowledge and agree that the rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments hereof.

14.
Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties thereto and delivered to the other party or parties.

        WHEREFORE, the parties have signed this Agreement effective as of the date first set forth above.

DISH ORBITAL II. L.L.C.
By:
Name:
Title:
ECHOSTAR CORPORATION
By:
Name:
Title:

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  Exhibit 10.37
Assignment Agreement Between DISH Orbital II L.L.C. and EchoStar Corporation